Exhibit 99.1

Southwest Water Announces Acquisition of Birmingham, Alabama Wastewater System

LOS ANGELES--(BUSINESS WIRE)--Southwest Water Company (NASDAQ:SWWC) today announced the acquisition of the Riverview sewer system and related treatment plant from the Shelby County Governmental Utility Services Corporation of Alabama for $22.5 million.

“This acquisition represents an excellent opportunity for Southwest Water," said Mark A. Swatek, chief executive officer and chairman of Southwest Water. "The system currently services over 12,000 residents and is located in a high population growth area that serves a major commercial corridor. Moreover, it is adjacent to our Shelby County wastewater system which will allow us to realize synergies by combining the operations of the two systems.”

Southwest Water Company provides a broad range of services including water production, treatment and distribution; wastewater collection and treatment; utility billing and collection; utility infrastructure construction management; and public works services. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people from coast to coast depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

CONTACT:
Southwest Water Company
DeLise Keim, (213) 929-1846
www.swwc.com
or
PondelWilkinson Inc.
Robert Jaffe, (310) 279-5969
www.pondel.com